Exhibit 99.1

EntreMed, Inc. (ticker: ENMD, exchange: NASDAQ Stock Exchange (.O)) News Release — 24-Mar-2005

EntreMed and Celgene Enter Into Licensing Agreement for the Development of Tubulin Inhibitor Cancer Drugs

Dual Acting Compounds Have Antitumor and Antiangiogenic Properties

ROCKVILLE, Md., March 24 /PRNewswire-FirstCall/ — EntreMed, Inc. (Nasdaq: ENMD) today announced that it has entered into an exclusive worldwide license agreement with Celgene Corporation (Nasdaq: CELG) for the development and commercialization of Celgene’s small molecule tubulin inhibitor compounds for the treatment of cancer. Under the terms of the agreement, Celgene will receive an upfront licensing fee and additional payments upon successful completion of certain clinical, regulatory and sales milestones. EntreMed will assume responsibility for preclinical and clinical development of the tubulin inhibitors for oncology applications.

(Logo: http://www.newscom.com/cgi-bin/prnh/20010620/ENMDLOGO)

Tubulin inhibitors comprise a broad family of compounds that bind to tubulin and disrupt microtubules, resulting in programmed cell death (apoptosis). In in vitro and in vivo studies, Celgene’s tubulin inhibitors have been shown to inhibit tumor cell proliferation in a dose-dependent manner and, in in vitro studies, to inhibit angiogenesis. Celgene’s tubulin inhibitors are covered by issued and pending patents. Ferghana Partners served as advisor to EntreMed on the transaction.

James S. Burns, President and Chief Executive Officer of EntreMed commented, “This agreement represents an important step forward in our growth plan. Celgene’s dual-acting tubulin inhibitors strengthen our preclinical oncology pipeline with compounds that attack tumor cells directly and the blood vessels that nourish them. Our lead product candidate, Panzem® NCD, works as both a microtubule destabilizing agent and as an antiangiogenic agent. We intend to maintain this focus on multi-mechanism drugs for the treatment of cancer and inflammatory diseases.”

Mr. Burns continued, “The tubulin inhibitor agreement further strengthens the relationship between Celgene and EntreMed. Our companies already have a good working relationship, and I believe that this transaction will provide additional opportunities for our companies to work together.”

“This is an example where Celgene continues to work through collaboration with industry partners to optimize the potential of its numerous assets,” explained Sol J. Barer, Ph.D., President and Chief Operating Officer of Celgene Corporation. “We believe that this is a good partnership for Celgene, and one that fits closely with EntreMed’s focus to develop a new class of anti-cancer compounds with multiple mechanisms of action such as inhibiting the growth of cancer cells by impeding cell division via tubulin inhibition. In addition, our companies have complementary skills, so we will look for additional ways to work together in the future.”

About Tubulin Inhibitors

Tubulins are the proteins that form microtubules, which are key components of the cellular cytoskeleton (structural network). Microtubules are necessary for cell division (mitosis), cell structure, transport, signaling and motility. Given their primary role in mitosis, microtubules have been an important target for anticancer drugs — often referred to as antimitotic drugs, tubulin inhibitors and microtubule targeting agents. These compounds bind to tubulin in microtubules and prevent cancer cell proliferation by interfering with the microtubule formation required for cell division. This interference blocks the cell cycle sequence, leading to apoptosis. Further information on microtubule targeting agents is available in the Therapeutic Pathways section of the Company’s website at http://www.entremed.com .

About EntreMed

EntreMed, Inc. (Nasdaq: ENMD) is a clinical-stage pharmaceutical company developing therapeutic candidates primarily for the treatment of cancer and inflammation. Panzem® (2-methoxyestradiol or 2ME2), the Company’s lead drug candidate, is currently in clinical trials for cancer, as well as in preclinical development for non-oncology indications. EntreMed’s goal is to develop and commercialize new compounds based on the Company’s expertise in angiogenesis, cell cycle regulation and inflammation — processes vital to the treatment of cancer and other diseases. Additional information about EntreMed is available on the Company’s website at http://www.entremed.com and in various filings with the Securities and Exchange Commission.

About Celgene

Celgene Corporation (Nasdaq: CELG), headquartered in Summit, New Jersey, is an integrated global pharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the Company’s website at http://www.celgene.com.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed. Actual results could materially from those currently anticipated due to a number of factors, including those set forth differ in Securities and Exchange Commission filings under “Risk Factors,” including risks relating to the need for additional capital and the uncertainty of additional funding; the early-stage products under development; uncertainties relating to clinical trials; success in the clinical development of any products; dependence on third parties; future capital needs; and risks relating to the commercialization, if any, of the Company’s proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks).

CONTACT: James Moore, Communications, of EntreMed, Inc., +1-202-258-0776.

SOURCE: EntreMed, Inc.

CONTACT: James Moore, Communications, of EntreMed, Inc., +1-202-258-0776

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Web site: http://www.entremed.com

http://www.celgene.com